Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Settlement”) is made by and between XTO Energy, Inc. (“XTO”), a Delaware corporation, and the Hugoton Royalty Trust (“the Trust”). XTO and Hugoton may be referred to collectively as the “Parties” and individually as a “Party.” This Settlement shall be effective as of June 1, 2024, except as where specifically provided otherwise herein (the “Effective Date”).

RECITALS

WHEREAS, XTO executed a series of Net Overriding Royalty Conveyances in oil and gas leases and interests in Kansas, Oklahoma, and Wyoming to the Trust (the “Conveyances”); and

WHEREAS, in Case No. 01-18-0001-7494 before the American Arbitration Association, Simmons Bank (Successor to Southwest Bank and Bank of America, N.A.) as Trustee for the Hugoton Royalty Trust v. XTO Energy, Inc., (the “Arbitration”) the Trust (1) sought a declaration that XTO was not entitled to charge a portion of amounts it paid to settle the Chieftain class action as a Production Cost against the Trust (the “Chieftain Claim”), and; (2) alleged that XTO improperly accounted to the Trust by (a) including overhead charges for non-producing wells and (b) charging overhead on wells owned 100% by XTO utilizing rates in excess of the rate schedule attached to the Conveyances (the “Overhead Claims,” and together with the Chieftain Claim, the “Dispute”);

WHEREAS, the Arbitration was bifurcated, and in the first phase, the Arbitration Panel entered a Interim Final Award on the Chieftain Claim which authorized XTO to charge the royalty portion of the Chieftain class action settlement as a Production Cost against the Trust while the second phase has not yet been tried;

WHEREAS, the Parties desire to enter into this Settlement to settle any and all claims of any nature whatsoever, that now exist or relate to, or may arise from or out of the Dispute; provided however, that Non-Arbitrated Audit Exceptions, as defined below, are not resolved by this Settlement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, without in any way admitting any wrongdoing, fault, or the validity of any claim or dispute, and intending to be legally bound, do hereby represent, warrant, covenant and agree as follows:

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SETTLEMENT TERMS

1.
Accounting Adjustments/Consideration.

In lieu of any immediate cash consideration, and as the sole monetary relief under this Agreement, the Parties agree to offset the Chieftain portion of the award against the Overhead Claims as follows:

a.
The value of the Chieftain Claim with interest, to the benefit of XTO, is stipulated to be $18,105,467.
b.
The value of the Overhead Claims with interest, to the benefit of the Trust, is stipulated to be $17,275,086.
c.
The Chieftain Claim and the Overhead Claims, in the stipulated amounts, shall be offset against one another on a cumulative basis and without respect to the Conveyance under which the particular claim arose.
d.
The resultant balance left after this offset is $830,381 (“the Balance”).
e.
XTO shall apply the Balance as a Production Cost to the Oklahoma properties, where it is subject to recoupment and interest charges in the normal course, per the terms of the Oklahoma Conveyance.

2.
Advance Distribution.

XTO agrees to provide the Trust a one-time advance distribution of $500,000 (“Advance Distribution”), as follows:

a.
The Advance Distribution is intended to provide the Trustee of the Trust with liquidity to meet current and near-term financial obligations and XTO shall be entitled to recoup the Advance Distribution under the terms described below;
b.
Within seven (7) days of the execution of this Settlement Agreement, XTO will pay the Advance Distribution to the Trust by wire transfer or such other means as the Trust specifies within three (3) days of the execution of this Settlement Agreement.
c.
The Advance Distribution shall be accounted for as an Production Cost under the terms of the Conveyances, except that it is applicable to all three states, such that it can be recouped out of what would otherwise be distributable net profits for any of the states. The Advance Distribution shall bear interest as would any other Excess Production Cost at the rate specified in the Conveyances.

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d.
Going forward, XTO shall be entitled to recoup the Advance Distribution, along with any applicable interest, by withholding what would otherwise be distributions of Net Proceeds under any of the Conveyances. However, XTO shall only be entitled to withhold distributions of Net Proceeds as recoupment of the Advance Distribution to the extent that such recoupment does not leave the Trust with less than $250,000 of available cash. The Trust will provide XTO with documentation of its current available cash on a monthly basis until such time as the Advance Distribution has been recouped.
e.
The Parties agree that the Trust’s entitlement to advances or loans from XTO is a disputed issue and acknowledge that this Advance Distribution in this particular instance is being made as a material portion of a larger settlement and not as an admission, acknowledgement or precedent for future advances. Neither party will argue, suggest or otherwise seek to admit into evidence the existence of the Advance Distribution in connection with any future dispute concerning future such requests by the Trust.
f.
XTO shall provide the Trust with a current accounting of the Outstanding Advance Distribution with accrued interest as part of the monthly package XTO provides to the Trust.

3.
Future Net Proceeds Calculations.

XTO agrees that it will modify accounting practices related to the Overhead Claims with respect to the Trust’s interest only, as follows:

a.
Where XTO owns 100% of the working interest in leases burdened by the Trust’s interest, XTO will calculate the Trust’s portion of Administrative Overhead using the rate specified in the Conveyances, Schedule B, Section III(1)(A) as adjusted by Section III(1)(A)(3) on an annual basis.
b.
XTO will not charge overhead against the Trust’s interest for wells that are not producing or are producing only water or gas used on lease.
c.
These changes shall become effective for production as of June 1, 2024.
4.
Non-Arbitrated Audit Exceptions.

The parties acknowledge the existence of audit exceptions other than the Overhead Claims which have been presented by the Trust to XTO (“Non-Arbitrated Exceptions”), which remain pending and are not within the scope of this Settlement Agreement. XTO agrees to furnish the Trust with

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a written response to the Non-Arbitrated Exceptions and pay or credit any agreed amounts within ninety (90) days of the Effective Date. Neither Party waives any claims, defenses or other rights with respect to the Non-Arbitrated Exceptions.

5.
Arbitration claim dismissal.

Within seven (7) days of the execution of this Settlement Agreement, the parties will dismiss with prejudice all remaining claims in the Arbitration. Each Party agrees to bear its own attorneys’ fees, arbitrator fees, and all other costs and expenses.

6.
Release.

XTO and the Trust, for themselves, their unit holders, successors, predecessors, parents, affiliates, subsidiaries, members, owners, parents, executors, administrators, agents, attorneys and assigns, hereby fully and forever release and discharge each other and their respective legal representatives, and its predecessors-in-interest, successors and assigns from and against any and all claims of any nature whatsoever, known or unknown, fixed or contingent, whether at law or at equity, from the beginning of time through the Effective Date that are related to the Chieftain Claim or the Overhead Claims.

7.
Future Cooperation.

The Parties agree to cooperate in good faith to take such other and further actions as may be required, now or in the future, in order to accomplish the purposes of this Settlement Agreement. Prior to entering into any agreement for the sale, transfer or mortgage of any conveyances, leases, or interests that would be affected by this Settlement, both Parties shall be obligated to fully disclose to the potential purchaser, transferee or mortgagee the terms of this Settlement.

8.
Other Provisions.

a.
Consents. The Parties shall obtain any orders, approvals and consents needed to allow a Party to perform and effectuate this Settlement.

b.
Authority. Each Party represents and warrants that it is the owner of any and all claims, amounts and other interests referenced in the described releases and that it has not assigned or transferred or purported to assign or transfer all or any portion or interest in any claim or claims released or any portion thereof. Each Party also agrees to indemnify, defend, and hold each of the other Parties harmless from and against any

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claim, demands, causes of action, costs and expenses based on, or arising out of, whether directly or indirectly, any such assignment or transfer or purported assignment or transfer.

c.
Integration. The provisions of this Settlement are contractual and not merely recitals and are intended to be a final and complete resolution of the released claims between the Parties through the Effective Date, whether or not such claims were previously asserted or alleged. No Party admits liability of any kind. This Settlement contains all of the terms of the agreements between the Parties, and this Settlement supersedes all prior written and/or oral agreements and representations made by or between the Parties with respect to the matters set forth herein.

d.
No Admission of Liability. The Parties agree that by entering into this Settlement, they are in no way admitting, and each specifically denies, that they have engaged in any violation of state or federal law, breached any contractual commitment or committed any tortious act or omission. This Settlement shall not be offered or received in evidence in any proceeding as an admission or conclusion of liability or wrongdoing of any nature by the Parties.

e.
Good Faith Cooperation and Further Assurances. The Parties acknowledge and agree to exercise their best efforts, to act in good faith to cooperate and to provide such further assurances as may be reasonably required to effectuate and implement all terms and conditions of this Settlement.

f.
Survival. This Settlement and the agreements described herein will be binding on and will inure to the benefit of the Parties and upon their respective heirs, administrators, executors, estates, successors and assigns.

g.
Governing Law. This Settlement will be governed by the laws of the State of Texas. Any dispute regarding this settlement is subject to arbitration per the terms of the Conveyances and Amended and Restated Royalty Trust Indenture dated March 24, 1999.

h.
Signature by Counterparts. This Settlement may be executed in one or more counterparts, each of which will be deemed to be an original in all respects and which together shall constitute one and the same instrument. PDF or electronic counterparts shall constitute originals for all purposes.

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i.
Construction. This Settlement is deemed to have been drafted by all Parties as a result of arm’s-length negotiations between the Parties, and this Settlement shall not be construed more strictly against one Party than any other Party.

j.
No Reliance and Representation by Counsel. The Parties hereto acknowledge that they are entering into this Settlement freely and voluntarily, that they have ascertained and weighed all the facts and circumstances likely to influence their judgment, that they have had full opportunity to seek and obtain independent legal advice, and that this Settlement is not the result of any duress or undue influence. Each Party further represents that it does not rely and has not relied upon any representation or statement made by any other Party or any of its counsel or representatives with regard to the subject matter, basis or effect of this Settlement, except as set forth herein.

IN WITNESS WHEREOF, each Party has executed this Settlement as of the date indicated below its signature, to be effective as of the Effective Date.

[Signatures and acknowledgments begin on the following page.]

XTO Energy, Inc.

By:/s/ T. NEAL NOBLES

Name: T. Neal Nobles

Title:Authorized Agent

Date:_June 18, 2024______________

Hugoton Royalty Trust

By:/s/ CHRISTOPHER S. HOLTZCLAW

Name: Christopher S. Holtzclaw

Title: Chief Fiduciary Officer – West Region

Date: 06/18/2024_________________

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